Exhibit 21

                              LIST OF SUBSIDIARIES



     KANEB PIPE LINE PARTNERS, L.P.
     Kaneb Pipe Line Operating Partnership, L.P.
     Support Terminal Operating Partnership, L.P.
     ST Services Ltd
     ST Eastham  Ltd.
     ST Linden Terminal, LLC
     Support Terminal Services, Inc.
     StanTrans, Inc.
     StanTrans Holding, Inc.
     StanTrans Partners, L.P.